EXHIBIT 99.1

AMENDED AND RESTATED  EPIC BANCORP EMPLOYEE STOCK OPTION PLAN
AS AMENDED BY SHAREHOLDERS ON JUNE 20, 2005

EPIC BANCORP

AMENDED AND RESTATED
EMPLOYEE INCENTIVE STOCK OPTION AND
STOCK APPRECIATION RIGHT PLAN
(as amended effective June 20,  2005)

I.        PURPOSE

          The purpose of this Amended and Restated Employee Incentive Stock Option and Stock Appreciation Right Plan (“Plan”) is to provide a means whereby employees of EPIC Bancorp (the “Corporation”), or of other corporations which are or may hereafter become subsidiaries of the Corporation, within the meaning of Section 425(f) of the Internal Revenue Code of 1986, as amended (“Subsidiaries”), may be given an opportunity to purchase shares of common stock (“Common Stock”) of the Corporation.  The Plan is intended to advance the interests of the Corporation and the Subsidiaries by encouraging stock ownership on the part of key employees, by enabling the Corporation and the Subsidiaries to secure and retain the services of highly qualified persons as employees, and by providing such employees with an additional incentive to make every effort to enhance the success of the Corporation and the Subsidiaries.

On May 17, 2004, the Corporation restated the Plan to incorporate all prior amendments and revisions thereto.  On April 18, 2005, the Board of Directors of the Corporation amended the Plan, subject to approval by the shareholders of the Corporation at the 2005 annual meeting of the Corporation, to increase the number of shares available for issuance under the Plan and to include provisions necessary for awards granted under the Plan to qualify as performance-based compensation under Section 162(m) of the Code.

II.      AGGREGATE LIMITATION ON AWARDS

          Authorized and unissued shares of Common Stock may be issued under the Plan.  The maximum number of shares of Common Stock that may be issued shall be Six Hundred Seventeen Thousand Eight Hundred Twenty-Five (617,825) shares, subject to adjustment as provided in subsection 7(g) of this Plan.  For purposes of calculating the aggregate number of shares of Common Stock which may be issued under the Plan:

          A.           Shares of Common Stock applicable to the unexercised portions of options which have terminated or expired, except as provided in subsection (b) below, may again be made subject to stock options (“Options”) under the Plan, if at such time Options may still be granted under the Plan;

          B.          Shares covered by the Options terminated upon the exercise of a Stock Appreciation Right shall not be available for granting further Options under this Plan; and

          C.          Only the net shares issued (including the shares, if any, withheld for tax withholding requirements) shall be counted when shares of Common Stock are used as full or partial payment for shares issued upon exercise of an Option.

          D.          At no time shall the total number of shares issuable upon exercise of all outstanding Options and the total number of shares provided for under any stock bonus or similar plan of the Corporation exceed thirty percent (30%) of the then outstanding shares of the Common Stock, calculated in accordance with the conditions and exclusions of Rule 260.140.45 of the California Code of Regulations, or successor statute or regulation.

III.      ADMINISTRATION

          A.          The Plan shall be administered by the Board of Directors of the Corporation (the “Board”), or by a committee of the Board to which such administration is delegated by the Board (the “Committee”).  Such Committee shall be comprised of three (3) or more individual directors.  Minutes of the meetings of the Board or the Committee with respect to the grant of Options and the administration of the Plan shall be kept as minutes of any other meeting, and the names of the directors who vote or who abstain from voting shall be noted therein.  References herein to the Board shall be deemed to mean the Committee if authority has been delegated to it, except that the authority to terminate, modify or amend the Plan may not be delegated to the Committee.

          B.          The Board shall have plenary authority in its discretion to:

1. determine the employees of the Corporation and/or the Subsidiaries who are within that class set forth herein as “participants;”

2. grant awards provided in the Plan in such form and amount as the Board shall determine;

3. impose such limitations, restrictions and conditions upon any such award as the Board shall deem appropriate; and

          4.          interpret the Plan, and to prescribe, amend, and rescind rules and regulations relating to it, and make all other determinations and take all other action necessary or advisable for the implementation and administration of the Plan.

          C.          At any such time as the Common Stock is publicly traded, in the discretion of the Board, a Committee may consist solely of two or more “outside directors.”  In accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”), and/or solely of two or more “non-employee directors,” in accordance with Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended ( the “Exchange Act”).  Within the scope of such authority, the Board or the Committee may (1) delegate to a committee of one or more members of the Board who are not “outside directors” the authority to grant awards to eligible persons who are either (a) not then “covered employees” (as defined in Code Section 162(m)) and are not expected to be “covered employees” at the time of recognition of income resulting from such award or (b) not persons with respect to whom the Corporation wishes to comply with Section 162(m) of the Code and/or) (2) delegate to a committee of one or more members of the Board who are not “non-employee directors” the authority to grant awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

To the extent that Options are granted hereunder as “incentive stock options,” the Plan shall be administered so as to qualify such options as incentive stock options, as defined in Section 422 and other applicable sections of the Code and the regulations promulgated thereunder.  All questions of interpretation and application of the Plan and of any Options granted under it shall be determined by the Board and such determination shall be final and binding upon all persons.  No member of the Board shall be liable for any action or determination made in good faith, and the members shall be entitled to indemnification and reimbursement in the manner and to the extent permitted by applicable law.

IV.      ELIGIBILITY

          A.          All employees of the Corporation or its Subsidiaries shall be eligible to participate in the Plan as and when selected by the Board; provided however, that any Options granted will not vest until the employee has worked with the Corporation or its Subsidiaries for a least one (1) year.

          B.          Subject to the provisions of Section 7(g) relating to adjustments upon changes in the shares of Common Stock, no employee shall be eligible to be granted Options and Stock Appreciation Rights covering more than One Hundred Thousand (100,000) shares of Common Stock during any calendar year.

V.        TYPES OF AWARDS UNDER THE PLAN.

          Awards under the Plan may be in the form of any one or both of the following:

          A.          Options, as described in Section 6, which may be designated as “incentive stock options,” as defined in Section 422 of the Code, or as “non incentive stock options,” as may be determined by the Board; and/or

          B.          Stock Appreciation Rights, as described in Section 8.

VI.       AWARD OF STOCK OPTIONS.

          Options may be granted under the Plan from time to time, but not after March 19, 2006.  The grant of Options hereunder shall be subject to the following limitations:

          A.          No “incentive stock option,” as defined in Section 422 of the Code, may be granted hereunder to any participant who, on the date such option is granted owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation, or its parent or subsidiary corporations (a “Ten Percent Shareholder”), if any, unless the exercise price of such Option is equal to at least one hundred and ten percent (110%) of the fair market value of the shares of the Corporation’s Common Stock on the date such option is granted and such Option is not exercisable after the expiration of five (5) years from the date of grant.

For purposes of the Plan, fair market value shall mean, as of any date, the value of the Common Stock determined as follows:

          (1)           If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the fair market value of a share of Common Stock shall be the closing sales price for such stock (or the closing sales price on the market trading day immediately preceding the date of determination if no sales were reported on the date of determination) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the day of determination (or, if the day of determination does not fall on a market trading day, the market trading day immediately preceding the day of determination), as reported in The Wall Street Journal or such other source as the Board deems reliable.

          (2)           In the absence of such markets for the Common Stock, the fair market value shall be determined in good faith by the Board in accordance with Section 409A of the Code and applicable regulations and guidance.

          B.          The aggregate fair market value (determined as of the date an Option is granted) of the shares with respect to which “incentive stock options,” as defined in Section 422 of the Code, are exercisable for the first time by any optionee during any calendar year shall not exceed one hundred thousand dollars ($100,000).  Fair market value for this purpose shall be determined in the manner provided in subsection 7(a) of this Plan.

In making any determination as to the employees of the Corporation or the Subsidiaries to whom Options shall be granted and as to the number of shares to be covered by such Options, the Board shall take into account the duties of the respective participants, their present and potential contributions to the success, profitability and sound growth of the Corporation or the Subsidiaries, and such other factors as the Board shall deem relevant in connection with accomplishing the purposes of the Plan.

VII.      TERMS AND CONDITIONS OF OPTIONS

          Except as may be otherwise provided in any agreement containing Option provisions which is specifically approved by the Board, Options granted pursuant to the Plan shall be evidenced by agreements in such form, not inconsistent with the Plan, as the Board shall from time to time approve.  Each agreement shall designate whether the Option is granted as an “incentive stock option” or as a “non incentive stock option”.  Such agreements shall contain the substance of the following terms and conditions:

          A.          Option Price.  The price to be paid upon exercise of the Option shall be not less than the fair market value of the shares of the Common Stock of the Corporation on the date such Option is granted .

          B.          Term of Option.  Subject to the requirements of subsection 6(a) regarding Ten Percent Shareholders and subsection 7(f) regarding termination of employment, each Option granted under the Plan shall expire ten (10) years from the date the Option is granted, unless a shorter period is determined by the Board.

          C.          Vesting and Exercisability of Options.  Each Option granted under the Plan shall vest and become exercisable at the time determined by the Board and set forth in the agreements; provided, however, that Options granted to employees other than officers of the Corporation, as defined in the Corporation’s Bylaws, and to employees other than officers of the Subsidiaries, as defined in the respective Subsidiary’s Bylaws, shall vest at the rate of at least twenty percent (20%) of the shares subject thereto per year over five (5) years from the date of grant of the Option.

          D.          Manner of Exercise.

1.          To the extent that the right to purchase shares has accrued hereunder, Options may be exercised from time to time by written notice to the Corporation stating the number of shares with respect to which the Option is being exercised, and the time of the delivery thereof, which shall not be less than fifteen (15) days and not more than thirty (30) days after the giving of such notice, unless an earlier date shall have been mutually agreed upon.  Shares of Common Stock purchased under Options shall, at the time of the notice specifying the date of delivery, be paid for in full, in cash or, with the prior written consent of the Corporation, in whole or in part through the surrender of previously owned shares of Common Stock.  To the extent payment is being made with cash, the optionee shall deliver a certified or official bank check or the equivalent thereof acceptable to the Corporation.  If shares of Common Stock are tendered as payment, such shares shall be valued at their fair market value, determined as provided in subsection 7(a) above, as of the date of the notice given to the Corporation by the optionee with respect to such exercise.

          2.          At the time specified in the notice for delivery of the certificate, the Corporation shall, without transfer or issue tax to the optionee (or other person entitled to exercise the Option), deliver to the optionee (or other person entitled to exercise the Option) at the principal office of the Corporation, or such other place as shall be mutually acceptable, a certificate or certificates for such shares; provided, however, that the time of such delivery may be postponed by the Corporation for such period as may be required for it with reasonable diligence to comply with any requirements of law.  If the optionee (or other person entitled to exercise the Option) fails to pay for all or any part of the number of shares specified in such notice or fails to accept delivery of such shares upon tender of delivery thereof, the right to exercise the Option with respect to such undelivered shares may be terminated.  The Board may require that a partial exercise of an Option may be for no less than a stated minimum number of shares.

          E.          Non Assignability of Option Rights.  No Option shall be assignable or transferable otherwise than by will or the laws of descent and distribution.  During the life of an optionee, an Option shall be exercisable only by the optionee.

          F.          Termination of Employment.  In the event that an optionee is no longer an employee of the Corporation or one of its Subsidiaries, the optionee may exercise his or her Option (to the extent that the optionee was entitled to exercise such Option as of the date of termination of employment) within the period of time ending on the earlier of (i) the expiration of the term of the Option as set forth in the agreement setting forth the terms and conditions of the Option or (ii) the date thirty (30) days following the date of the termination of employment.  Notwithstanding the foregoing, in the event that an optionee’s employment with the Corporation and its Subsidiaries terminates as a result of the Disability (as defined below) or the death of the optionee, then the Option may be exercised (to the extent that the optionee was entitled to exercise such Option as of the date of Disability or death) within the period of time ending on the earlier of (i) the expiration of the term of the Option as set forth in the agreement setting forth the terms and conditions of the Option or (ii) the date six (6) months following the date of termination of employment due to Disability or death.  For these purposes, Disability means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

          In the event that an optionee is no longer an employee of the Corporation or one of its Subsidiaries, any remaining tandem Stock Appreciation Rights shall be considered exercised under subsection 8(f) of the Plan.

          G.          Adjustments or Changes in Stock.

          1.          In the event that the outstanding shares of Common Stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Corporation or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split, combination of shares, dividend payable in common stock, or acquisition, or any similar transaction, in which the Corporation receives no additional consideration other than shares or other securities, appropriate adjustment shall be made by the Board in the number and kind of shares for the purchase of which Options may be granted under the Plan and limitations on the number of shares for the purchase of which Options may be granted to an individual in a calendar year.  In addition, the Board shall make appropriate adjustment in the number and kind of shares as to which outstanding Options or portions thereof then unexercised, shall be exercisable, so that any participant’s proportionate interest in the Corporation by reason of rights under unexercised portions of such Option shall be maintained as before the occurrence of such event.  Such adjustment in outstanding Options shall be made without change in the total price applicable to the unexercised portion of the Option and with a corresponding adjustment, if necessary, in the price per share.

          2.          In the event of a dissolution or liquidation of the Corporation, a merger, consolidation, acquisition, or other reorganization involving the Corporation or a principal Subsidiary, in which the Corporation or such principal Subsidiary is not the surviving or resulting corporation, or a sale by the Corporation of all or substantially all of its assets, the Board shall cause the termination of all Options outstanding hereunder as of the effective date of such transaction, provided, however, that not less than thirty (30) days written notice of the expected effective date of such transaction shall be given to each optionee, and each optionee shall have the right, on the effective date of such termination, to exercise his or her Option as to all or any part of the shares covered thereby, including shares as to which such Option would not otherwise be exercisable.  In any event, the surviving or resulting corporation may, in its absolute and uncontrolled discretion, tender Options to purchase its shares on its terms and conditions.

          H.          Restrictions on Shares; Notification of Sale.

          1.          Each option agreement shall contain an agreement by the optionee that if he or she at any time contemplates the disposition of any of the stock acquired pursuant to the Plan, he or she shall first notify the Corporation of such proposed disposition and shall thereafter cooperate with the Corporation in complying with all applicable requirements of law which, in the opinion of the Corporation, must be satisfied prior to the making of such disposition.

          2.          The agreements setting forth the terms and conditions of Options granted under this Plan may require that a participant acquire Common Stock upon exercise only for investment and not for resale or distribution, and restrict transfer of the Common Stock so received as may be necessary under applicable securities laws.

          I.          Withholding Taxes.  Whenever the Corporation proposes or is required to issue or transfer shares of Common Stock under the Plan, the Corporation shall have the right to require the optionee to remit to the Corporation an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares.  Alternatively, the Corporation may issue or transfer such shares of Common Stock net of the number of shares sufficient to satisfy the withholding tax requirements.  For withholding tax purposes, the shares of Common Stock shall be valued as provided in subsection 7(a) on the date the withholding obligation is incurred.

VIII.   STOCK APPRECIATION RIGHTS

          A.          Award of Stock Appreciation Rights.  Concurrently with or subsequent to the award of any Option, the Board may, subject to the provisions of the Plan and such other terms and conditions as the Board may prescribe, award to the optionee a related tandem Stock Appreciation Right permitting the optionee to be paid the appreciation on the Option in lieu of exercising the Option.  The number of shares covered by such Stock Appreciation Rights shall not exceed the number of shares covered by the related Option.   Stock Appreciation Rights shall be evidenced by written agreements in such form as the Board may from time to time determine.

          B.          Exercise of Stock Appreciation Rights.  An optionee who has been granted a Stock Appreciation Right may, from time to time, to the extent the related Option is exercisable, elect to exercise the Stock Appreciation Right for all or part of the shares covered by such Stock Appreciation Right and thereby become entitled to receive, in Common Stock, payment as determined pursuant to subsections 8(d) and 8(e).  An exercise of an Option as to a number of shares shall cause a correlative reduction in the Stock Appreciation Rights held by the participant with respect to such Option of the same number of shares, and the exercise of a Stock Appreciation Right for a number of shares shall cause a correlative reduction in the number of shares covered by the related Option.  Stock Appreciation Rights shall be exercisable only to the same extent and subject to the same conditions as the Options related thereto are exercisable, and only when the fair market value of a share of Common Stock, determined as provided in subsection 7(a) of this Plan exceeds the exercise price of the related Option.  The Board may, in its discretion, prescribe additional conditions to the exercise of any Stock Appreciation Rights.

          C.          Manner of Exercise of Stock Appreciation Rights.  An optionee wishing to exercise a Stock Appreciation Right shall give written notice of such exercise to the Corporation, stating the number of shares as to which Stock Appreciation Rights are being exercised, which notice shall be forwarded to the Board.  The date the Corporation receives the written notice of exercise hereunder is referred to herein as the Exercise Date.  All Stock Appreciation Right shall be paid in Common Stock.  Upon receipt of the notice of exercise, the Corporation shall, without transfer or issue tax to the optionee or other person entitled to exercise the Stock Appreciation Right, deliver to the person exercising such right a certificate or certificates for shares of the Corporation’s Common Stock.

          D.          Amount of Payment.  The amount of payment in shares, to which an optionee shall be entitled upon the exercise of a Stock Appreciation Right shall be equal to 100% of the amount, if any, by which the fair market value of a share of Common Stock on the Exercise Date, determined as provided in subsection 7(a) of this Plan, exceeds the exercise price of the Option related to said Stock Appreciation Right, times the number of shares of Common Stock as to which the Stock Appreciation Right is being exercised.

          E.          Form of Payment.  Shares shall be paid by delivery of a certificate or certificates for the number of shares determined by dividing the amount of payment determined pursuant to subsection 8(d) by the fair market value of a share of Common Stock on the Exercise Date of such Stock Appreciation Right.  As soon as practicable after exercise, the Company shall deliver to the optionee a certificate or certificates for such shares of Common Stock.  All such shares shall be issued with the restrictions specified in subsection 7(h).

          F.          Term.  A Stock Appreciation Right may be exercised only while the related Option is exercisable.  If, as of the date on which an Option to which a Stock Appreciation Right related expires, any part of such related Option has not been and on that date is not exercised, all remaining related equivalent Stock Appreciation Rights shall be considered exercised as of that date and any positive amount determined under subsection (d) above shall be paid to the optionee in shares.

          G.          Termination of Employment.  Upon termination of the optionee’s employment, including by reason of disability or death, Stock Appreciation Rights shall immediately and automatically terminate; provided, however, that any remaining tandem Stock Appreciation Rights shall be considered exercised under subsection (f) above.

          H.          Assignability.  No Stock Appreciation Right shall be assignable or transferable otherwise than by will or the laws of descent and distribution.  During the life of a participant, a Stock Appreciation Right shall be exercisable only by the participant.

IX.     EFFECTIVE DATE AND TERMINATION OF PLAN

          A.          Effective Date.  The Plan shall become effective, and Options and Stock Appreciation Rights may be granted hereunder, upon approval by the Board, and Options and Stock Appreciation Rights may be exercised hereunder upon the approval of the Plan and related matters by the shareholders of the Corporation.

          B.          Termination of Plan.  The Plan shall terminate on March 19, 2006, and no further Options may be granted under the Plan.  Termination of the Plan shall not, without the written consent of the optionee, alter or impair any of the rights or obligations under any Option or Stock Appreciation Rights theretofore granted under the Plan.

X.     AMENDMENTS

          The Plan may be terminated at any time, or from time to time may be modified or amended, by the shareholders of the Corporation.  In addition, the Board may terminate the Plan at any time and from time to time modify or amend the Plan in such respects as it shall deem advisable, or to conform to any requirements of the laws and regulations relating to the Corporation or in any other respect; provided, however, that no such action of the Board may, without the approval of the shareholders, amend the Plan in any manner which would have the effect of preventing Options issued under the Plan from being “incentive stock options” as defined in Section 422 of the Code, or alter the provisions of the Plan so as to (a) increase, other than pursuant to the adjustment provisions of Section 7(g) hereof, the maximum number of shares as to which Options may be granted under the Plan; (b) add a new class of participants; (c) decrease the exercise price specified by Section 7(a) hereof; (d) extend the term of the Plan or the maximum term of options granted hereunder; (e) withdraw the administration of the Plan from the Board; or (f) modify the provisions of the Plan relating to Code Section 162(m).  The foregoing authority and power of the Board to terminate or modify or amend the Plan may not be delegated to the Committee pursuant to Section 3(a) of this Plan.

XI.     USE OF PROCEEDS

          The proceeds from the sale of Common Stock pursuant to the exercise of Options will be used for the Corporation’s general corporate purposes.

XII.    NO OBLIGATION TO EXERCISE OPTION

           The grant of an Option hereunder shall impose no obligation upon the optionee to exercise such Option.

XIII.  RESTRICTION ON ISSUANCE OF SHARES

           The Corporation shall not be obligated to issue any shares pursuant to any stock option and any shares issued pursuant thereto shall not be validly issued until there has been compliance with the laws, rules and regulations relating to the issuance of such shares.

XIV.  RIGHTS AS A SHAREHOLDER

           Optionees shall have no rights as Shareholders with respect to any shares of Common Stock of the Corporation until the date of issuance of a stock certificate to such optionee for such shares.  No adjustment shall be made for dividends or other rights for which the record date is prior to the date of such issuance, except as otherwise provided in subsection 7(g) hereof.

XV.   RIGHT TO TERMINATE EMPLOYMENT

          Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any participant the right to continue in the employment of the Corporation or any of the Subsidiaries or effect any right which the Corporation or any of the Subsidiaries may have to terminate the employment of such participant.

XVI.  FINANCIAL INFORMATION.

          The Corporation shall annually deliver financial statements of the Corporation to all optionees to whom such delivery is required by Section 260.140.46 of the California Code of Regulations, or successor statute or regulation.